Mid-State Trust XI	Record Date: 06/30/03

Payment Date Statement	Distribution Date: 07/15/03

			Original	Beginning		Optimal			Ending
		Certificate	Certificate	Certificate		Principal	Realized	Total	Certificate
Class	Cusip	Rate	Balance	Balance	Interest	Amount	Loss	Distribution	Balance

A Factors per Thousand	59549W AA 1	4.864%	200,780,000.00	200,780,000.00 1000.00000000	813,828.27 4.05333335	299,795.96 1.49315649	0.00	1,113,624.23 5.54648984	200,480,204.04 998.50684351

M-1 Factors per Thousand	59549W AB 9	5.598%	51,840,000.00	51,840,000.00 1000.00000000	241,833.60 4.66500000	77,406.07 1.49317265	0.00	319,239.67 6.15817265	51,762,593.93 998.50682735

M-2 Factors per Thousand	59549W AC 7	6.573%	26,330,000.00	26,330,000.00 1000.00000000	144,222.58 5.47750019	39,313.19 1.49309495	0.00	183,535.77 6.97059514	26,290,686.81 998.50690505

B Factors per Thousand	59549W AD 5	8.221%	35,390,000.00	35,390,000.00 1000.00000000	242,450.99 6.85083329	52,840.01 1.49307742	0.00	295,291.00 8.34391071	35,337,159.99 998.50692258

Totals			314,340,000.00	314,340,000.00	1,442,335.44	469,355.23	0.00	1,911,690.67	313,870,644.77

Wachovia Bank, National Association Structured Finance Trust Services 401 South Tryon Street, 12th Floor Charlotte, North Carolina 28288-1179	Robert Ashbaugh Vice President Phone: 704-383-9568 rob.ashbaugh@wachovia.com

Mid-State Trust XI	Record Date: 06/30/03

Payment Date Statement	Distribution Date: 07/15/03

Schedule of Remittance
Collections as of the end of the Related Due Period	1,918,597.11
Investment Earnings	458.53
Capitalized Interest Shortfall	0.00
Pre-Funding Interest Earnings	1,201.33
Interest Reserve Account Earnings	110.99
Issuer Expenses	0.00

Total Available Funds:	1,920,367.96

Fees
*Servicer Fee	154,569.00
Trustee Fee	2,226.58
Custody Fee	1,211.71
Standby Servicer Fee	5,239.00
Owner Trustee Fee	0.00
CT Corporation	0.00
Carlton Fields	0.00
Legal Fees/Expenses	0.00

Total Fees:	8,677.29

* Servicer Fee is withheld by Servicer prior to distribution

	Class Interest Shortfall	Prorata Percentage Paid
A-1	0.00	100.00%
M-1	0.00	100.00%
M-2	0.00	100.00%
B	0.00	100.00%

Collateral Information
Aggregate Beginning Principal Balance of Loans		329,149,202.03
Aggregate Ending Principal Balance of Loans		326,471,997.38
Capitalized Interest Account		0.00
Cumulative Actual Net Economic Losses		23,463.89
Cumulative Unreimbursed Realized Losses		0.00
Interest Reserve Account		1,645,780.24
Issuer Expenses due to be paid		0.00
Issuer Expenses paid		0.00
Issuer Release		0.00
Overcollaterization Amount		12,608,198.08
Overcollaterization Target Amount		19,749,362.85
Pre-Funding Account		6,845.46
Prepayments — (Economic Balance)		2,677,204.65
Purchases during period	0	0.00

Delinquent Information	# Loans	Economic Balance

Delinquent 0-30 Days	4,375	320,506,324.64
Delinquent 31-60 Days	56	3,873,873.47
Delinquent 61-90 Days	30	2,091,799.27
Delinquent 91+ Days	0	0.00
Loans in Foreclosure and Bankruptcy *,**	0	0.00
REO Property	0	0.00

*	figures included in above Delinquency numbers

**	Economic Balance

Wachovia Bank, National Association Structured Finance Trust Services 401 South Tryon Street, 12th Floor Charlotte, North Carolina 28288-1179	Robert Ashbaugh Vice President Phone: 704-383-9568 rob.ashbaugh@wachovia.com